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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    ______________

                                       FORM 8-K

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934


                            Date of Report:  June 11, 1997


                                 GCR HOLDINGS LIMITED
               _______________________________________________________
                (Exact name of registrant as specified in its charter)


Cayman Islands                         0-27220             Not Applicable
--------------                         -------             --------------

(State or other                   (Commission File        (I.R.S. Employer
jurisdiction of incorporation)    Number)                 Identification No.)





                Sofia House, 48 Church Street, Hamilton HM12, Bermuda
               ________________________________________________________
                 (Address of principal executive offices) (Zip Code)


                 Registrant's telephone number, including area code:

                                    (441) 292-9415
                          __________________________________



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Item. 1. Changes in Control of Registrant.

         (a) Pursuant to an Agreement and Plan of Amalgamation, dated May 8, 1997 (the "Amalgamation Agreement"), among GCR Holdings Limited, a Cayman Islands company (the "Registrant"), EXEL Limited, a Cayman Islands company ("EXEL") and Exel Acquisition Ltd., a Cayman Islands company and a wholly-owned subsidiary of EXEL ("Sub"), Sub commenced a tender offer (the "Offer") on May 14, 1997, for all the ordinary shares, par value $.10 per share, of the Registrant (the "Shares") at a price of $27 per Share, net to the sellers in cash, without interest (the "Offer Price"). The Offer was made pursuant to the Offer to Purchase, dated May 14, 1997, and the related Letter of Transmittal of Sub.

         The Offer expired at 12:00 midnight, New York City time, on June 11, 1997. A total of 23,071,143 Shares, or approximately 93% of the outstanding Shares, were tendered pursuant to the Offer. Following expiration of the Offer, Sub accepted for payment, and paid for, all validly tendered Shares, resulting in EXEL's indirect beneficial ownership of 24,297,143 Shares, or approximately 98% of the total number of Shares outstanding, resulting in a change in control of the Registrant.

         The consummation of the Offer and acceptance for payment by Sub of the Shares validly tendered pursuant thereto was announced in a press release of EXEL dated June 12, 1997. A copy of such press release is attached hereto and incorporated herein by reference.

         Pursuant to the Amalgamation Agreement and Cayman Islands law, the Registrant will be amalgamated with Sub (the "Amalgamation"), with the Registrant surviving the Amalgamation. As a consequence of the Amalgamation,
(i) the Registrant will become a wholly-owned subsidiary of EXEL and (ii) each Share issued and outstanding (other than Shares held by EXEL or Sub) will be converted into the right to receive $27 net per Share, in cash, without any interest (the "Amalgamation Consideration").


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         The total amount of funds required by Sub to consummate the Offer and the Amalgamation and to pay fees and expenses related thereto is estimated by Sub to be approximately $660 million. According to EXEL, the funds used to pay the Offer Price were advanced, and the funds to be used to pay the Amalgamation Consideration will be advanced, to Sub by EXEL from a combination of cash on hand, the liquidation of certain investments and bank borrowings.

         Certain of EXEL's subsidiaries are entering into a Short Term Revolving Credit Agreement (the "Short Term Credit Agreement") between X.L. Insurance Company, Ltd. and X.L. Reinsurance Company, Ltd., subsidiaries of EXEL, as Borrowers (the "Borrowers"); the Banks parties thereto from time to time (the "Banks"); and Mellon Bank, N.A., as Agent (the "Agent"), and a Revolving Credit Agreement between the Borrowers; the Banks; and the Agent (the "Revolving Credit Agreement" and, collectively, the "Credit Agreements"). The Credit Agreements provide that, subject to the terms thereof, the Borrowers may borrow funds in an aggregate amount under each of the Credit Agreements not to exceed U.S. $250,000,000. The commitments of the Banks under the Short Term Credit Agreement terminate in June 1998, and the commitments of the Banks under the Revolving Credit Agreement terminate in June 2002. Loans under the facilities will bear interest, at the Borrowers' option, based upon the Alternate Base Rate or Eurodollar Rate (as defined in the Credit Agreements). The Credit Agreements each contain customary representations and warranties; conditions; affirmative and negative financial and other covenants; and events of default.

         In accordance with the terms of the Amalgamation Agreement, Loay Al-Naqib, Lawrence S. Doyle, J. Markham Green, John P. McNulty, Steven H. Newman, David A. Olsen, Joseph D. Roxe and Michael E. Satz resigned as directors of the Registrant on June 12, 1997. Prior to such resignations, the Registrant's Board of Directors expanded the Board of Directors to fifteen (15) directors and elected Michael P. Esposito, Jr., Brian M. O'Hara, Ian R. Heap, John Loudon and John Weiser to fill the new positions. As a result of such actions, the Board of Directors is currently

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comprised of Jerry S. Rosenbloom, Donald J. Zuk, Michael P. Esposito, Jr.,
Brian O'Hara, Ian R. Heap, John Loudon and John Weiser.

         (b) Except as described above, to the best of the Registrant's knowledge, there are no arrangements, including any pledge by EXEL or Sub (or any other direct or indirect subsidiary of EXEL) of the Shares, the operation of which may at a subsequent date result in a change in control of the Registrant.

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Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits:

         2.1 Agreement and Plan of Amalgamation, dated May 8, 1997, among the Registrant, EXEL Limited, and Exel Acquisition Ltd. (previously filed on May 14, 1997, with the Securities and Exchange Commission as an exhibit to the Schedule 14D-1 of Exel Acquisition Ltd. and EXEL Limited and incorporated herein by reference).

         99.1      Press Release of EXEL Limited, dated June 12, 1997.

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                                      SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  GCR HOLDINGS LIMITED
                                  (Registrant)


Date:  June 13, 1997              /s/ Frederick W. Deichmann
                                  --------------------------------
                                  Frederick W. Deichmann
                                  Secretary

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                                    EXHIBIT INDEX

Exhibit       Description

2.1 Agreement and Plan of Amalgamation, dated May 8, 1997, among the Registrant, EXEL Limited, and Exel Acquisition Ltd. (previously filed on May 14, 1997, with the Securities and Exchange Commission as an exhibit to the Schedule 14D-1 of Exel Acquisition Ltd. and EXEL Limited and incorporated herein by reference).


99.1          Press Release of EXEL Limited, dated June 12, 1997.

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